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                                                                   Exhibit 21.1



                     SUBSIDIARIES OF STC BROADCASTING, INC.


                                       State of
          Name                       Incorporation       Doing Business As:
---------------------------------    -------------       -------------------
Smith Acquisition Company              Delaware          WTOV-TV and WNAC-TV

Smith Acquisition License Company      Delaware          WTOV-TV and WNAC-TV

WJAC, Incorporated                     Delaware          WJAC-TV

Web Works, Inc.                        Pennsylvania      Inactive

STC Broadcasting of Abilene, Inc.      Texas             KRBC-TV/KACB-TV

STC License Company Inc.               Delaware          Same as STC
                                                            Broadcasting, Inc.